Exhibit 21






                         SUBSIDIARIES OF THE REGISTRANT


               MicroOptical Devices, Inc., a Delaware corporation


               Analytical Solutions, Inc. a New Mexico corporation


               Training Solutions, Inc., a New Mexico corporation


               EMCORE IRB Company, Inc., a New Mexico corporation


         EMCORE Real Estate Holding Corporation, a Delaware corporation